EXHIBIT 2.10

NINTH AMENDMENT TO

AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT

OF SHARE CAPITAL

This Ninth Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital (this “Amendment”), dated October 28, 2025 and effective October 9, 2025 (the “Effective Date”), amends that certain Amended and Restated Sale and Purchase Agreement of Share Capital dated June 27, 20231, as amended by the (i) First Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated September 22, 2023 and effective June 27, 20232; (ii) the Second Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated January 22, 20243; (iii) Third Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated April 4, 2024 and effective April 1, 20234; (iv) Fourth Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated June 17, 2024, and effective as of April 9, 20245; (v) Fifth Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated October 1, 20246; (vi) Sixth Amendment to Amended and Restated Purchase Agreement of Share Capital, dated April 9, 20257; (vii) Seventh Amendment to Amended and Restated Purchase Agreement of Share Capital, dated August 21, 20258; and (viii) Eighth Amendment to Amended and Restated Purchase Agreement of Share Capital, dated August 21, 20259 (as amended to date, including herein, the “Purchase Agreement”), by and between Golden Matrix Group, Inc., a Nevada corporation (the “Purchaser” or “Parent”), and Aleksandar Milovanović, an individual (“Milovanović”); Zoran Milošević, an individual (“Milošević”); and Snežana Božović, an individual (“Božović”, and each of Božović, Milovanović and Milošević, each a “Seller” and collectively the “Sellers”). The Purchaser and the Sellers are referred to herein as the “Parties” and individually as a “Party”.

Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

WHEREAS, the Purchase/Sale Transaction contemplated in the Purchase Agreement closed on April 9, 2024, effective April 1, 2024;

WHEREAS, pursuant to Section 2.1.6 of the Purchase Agreement as in effect through and including the Eighth Amendment thereto (as specified above), the additional sum of Ten Million Dollars (USD $10,000,000) was due to the Sellers eighteen months after the Closing Date (i.e., on October 9, 2025)(as defined in the Purchase Agreement, the 18 Month Non-Contingent Post Closing Cash Consideration (the “18 Month Non-Contingent Post-Closing Consideration”, and the “Post-Closing Consideration”)); and

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1 https://www.sec.gov/Archives/edgar/data/1437925/000147793223004933/gmgi_ex22.htm

2 https://www.sec.gov/Archives/edgar/data/1437925/000147793223007193/gmgi_ex22.htm

3 https://www.sec.gov/Archives/edgar/data/1437925/000147793224000334/gmgi_ex23.htm

4 https://www.sec.gov/Archives/edgar/data/1437925/000147793224001928/gmgi_ex24.htm

5 https://www.sec.gov/Archives/edgar/data/1437925/000147793224003781/gmgi_ex25.htm

6 https://www.sec.gov/Archives/edgar/data/1437925/000147793224006129/gmgi_ex26.htm

7 https://www.sec.gov/Archives/edgar/data/1437925/000147793225002670/gmgi_ex27.htm

8 https://www.sec.gov/Archives/edgar/data/1437925/000147793225006299/gmgi_ex28.htm

9 https://www.sec.gov/Archives/edgar/data/1437925/000147793225006671/gmgi_ex29.htm

Ninth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

WHEREAS, the Purchaser and the Sellers desire to enter into this Amendment to amend the Purchase Agreement on the terms and subject to the conditions set forth below to provide for the payment of a portion of the Post-Closing Consideration in shares of common stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendments to Purchase Agreement. Effective as of the Effective Date:

(a) Section 2.1.6 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“2.1.6 The additional sum of Ten Million Dollars (USD $10,000,000) (the “18 Month Non-Contingent Post-Closing Cash Consideration”, and the “Non-Contingent Post-Closing Cash Consideration”), of which:

(A) $100,700 of the 18 Month Non-Contingent Post-Closing Cash Consideration has been paid by the Purchaser subsequent to the Closing Date and prior to August 21, 2025, either in cash or shares of Purchaser Common Stock;

(B) a total of $200,000 owed to Milovanović was converted into Purchaser Common Stock pursuant to the August 2025 Debt Conversion Agreement;

(C) a total of $500,000 owed to Milovanović was converted into Purchaser Common Stock pursuant to a debt conversion agreement entered into on or around August 29, 2025;

(D) a total of $99,628 owed to Milovanović was paid by the Purchaser on or around September 22, 2025;

(E) a total of $8,000,000 owed to Milovanović shall be converted into Purchaser Common Stock pursuant to a debt conversion agreement entered into on or around October 28, 2025 (the “October 2025 Debt Conversion Agreement”); and

(F) the remaining unpaid amount of the 18 Month Non-Contingent Post-Closing Cash Consideration shall be due and payable by the Purchaser on or before October 9, 2026.”

(b) The October Debt Conversion Agreement attached as Attachment 1 to this Amendment shall be deemed Exhibit Q to the Purchase Agreement.

Ninth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

2. Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Amendment and the transactions contemplated herein.

3. Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a)

Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to consummate the transactions contemplated hereby. This Amendment constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)

The execution and delivery by such Party and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c)	Any individual executing this Amendment on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Amendment on behalf of such entity.

4. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Amendment and the transactions contemplated herein.

5. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to “Purchase Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Purchase Agreement, as applicable, as modified and amended hereby.

6. Purchase Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Purchase Agreement and the terms and conditions thereof shall remain in full force and effect.

7. Entire Agreement. This Amendment sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise, except for the Purchase Agreement, and this Amendment shall be read in connection with, the Purchase Agreement.

Ninth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

8. Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

9. Governing Law; Disputes. This Amendment shall be governed exclusively by and construed and enforced in accordance with the internal Laws of the State of Nevada without reference to its conflict of law provisions. Disputes under the Amendment shall be subject to Section 12.6 of the Purchase Agreement, which section is incorporated by reference herein.

10. Severability. If any term, provision, covenant or condition of this Amendment is held by the arbitrator(s) to exceed the limitations permitted by applicable Law, as determined by such arbitrator(s) in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable Law and the Parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Parties further agree that if any term, provision, covenant or condition of this Amendment is held by arbitrator(s) to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

11. No Presumption from Drafting. This Amendment has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Amendment. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Amendment, no presumption for or against any Party arising out of drafting all or any part of this Amendment will be applied in any action relating to, connected with or involving this Amendment. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Amendment against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Amendment shall be interpreted in a reasonable manner to affect the intentions of the Parties.

12. Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Amendment, said Party has fully informed itself of the terms, contents, conditions and effects of this Amendment; (b) said Party has relied solely and completely upon its own judgment in executing this Amendment; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Amendment; (d) said Party has acted voluntarily and of its own free will in executing this Amendment; and (e) this Amendment is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

13. Electronic Signatures. Except as otherwise required by applicable Law, this Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by DocuSign, SimpliSafe, or similar software (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Amendment and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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Ninth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written to be effective as of the Effective Date.

PURCHASER:

Golden Matrix Group, Inc.

By:	/s/ Anthony Brian Goodman
	Name:	Anthony B. Goodman
	Title:	Chief Executive Officer

SELLERS:

By:	/s/ Aleksandar Milovanović
	Name:	Aleksandar Milovanović

By:	/s/ Zoran Milošević
	Name:	Zoran Milošević

By:	/s/ Snežana Božović
	Name:	Snežana Božović

Ninth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

Attachment 1

[Attached]

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